EXHIBIT 99-1

                            [COMPANY LOGO GOES HERE]
                                      NAT
                         NATURALLY ADVANCED TECHNOLOGIES


                            NEW CEO ANNOUNCEMENT FOR
                         NATURALLY ADVANCED TECHNOLOGIES


Vancouver, Canada -August 24, 2006 - Naturally Advanced Technologies Inc., (NAT,
OTCBB: NADVF) Chairman Jerry Kroll announced today the appointment of fellow board member and industry veteran Ken Barker of Portland, Oregon, as CEO effective immediately.

"We have been working with Mr. Barker and his colleagues at The Meriwether Group, and have built a great business relationship" stated Kroll. "It is now the time to take that relationship to the next level and give Naturally Advanced Technologies Inc. the kind of industry profile and experience that will allow it to produce an ongoing profit in the development of Crailar fiber products, as well as our continuing sales of sustainable clothing products. Ken's industry experience and resources lend themselves ideally to our business plan going forward, and he was very well received by our shareholders at our recent Annual General Meeting in Edmonton. Our staff, customers and shareholders have every reason to be excited by Ken taking over at the helm and I look forward to good things happening."

Ken Barker commented: "After many years of running industry leading apparel brands, I can say with absolute certainty that the advent of sustainable fibres and fabrics is the most impactful development in the history of the apparel and composites industries. More importantly, it is a mandate that we have all been charged with, as we consider our impact on our environment, and the legacy that we leave to future generations. It is therefore a privilege and an honor to be appointed CEO of one the global leaders in sustainable fibre processing. I am excited, to say the least, at the opportunity to lead Naturally Advanced Technologies, and bring our Crailar Fibre Technology to the global sustainable market. Not only will we be able to fulfill our sustainability mandate, but we will also be creating a softer, stronger alternative to traditional natural yarns and fabrics."


KENNETH BARKER BIO
Mr. Barker has been a member of the Board of Directors since February 6, 2006 and has over twenty years of apparel experience, including merchandising, sourcing and full profit and loss responsibility, public market experience and corporate governance. Mr. Barker is currently a co-president of The Meriwether Group, Portland, Oregon, which is a corporate investment and business acceleration firm. From approximately October 2003 through April 2005, Mr. Barker was the head of apparel for the North American region for Adidas International, where he was responsible for all strategic product and marketing functions within the region. His duties also included providing overall apparel direction and strategy for the Adidas North American apparel business, creation of the global brand vision of apparel, and he was responsible for sales delivery and brand strategy in the North American marketplace. From approximately January 2001 to October 2003, Mr. Barker was the director of apparel for Adidas America, where he was responsible for overall profit and loss for the entire apparel business in the United States. Mr. Barker also previously worked for Adidas Canada Limited in Toronto, Canada and Levi Strauss & Co.

ABOUT NATURALLY ADVANCED TECHNOLOGIES INC.
Naturally Advanced Technologies Inc. (NAT, OTCBB: NADVF), formerly Hemptown Clothing Inc., is a leading provider of sustainable, environmentally-friendly fibers and fabrics. Naturally Advanced Technologies is in the process of developing and patenting a revolutionary biotech enzyme fiber process named CRAILAR in collaboration with Canada's National Research Council and Alberta Research Council. CRAILAR is expected to enable the cost-effective production of these quality and conservation-based textiles and composites; therefore, management believes CRAILAR will significantly change production of fibers and composites. The company intends to license CRAILAR to partners in many industries including apparel; medical and hospitality textiles; upholstery; diversified industrials; and auto, marine and airplane parts. NAT was founded in 1995 in response to the growing demand for environmentally friendly, socially responsible clothing. In its ten year history, NAT has shipped more than 500,000 garments reducing chemical use by 86,634 pounds and saving 452,232,264 gallons of fresh water. NAT's customers include the San Diego Zoo, Toyota, Universal Music and Volkswagen. NAT respects human rights of employees, the environmental impact of the company's operations and fiscal responsibility to its shareholders.


SAFE HARBOR STATEMENT
This release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act of 1934 and the provisions of the Private Securities Litigation Reform Act of 1995 and is subject to safe harbor created by these sections. Actual results may differ materially due to a number of risks, including, but not limited to, technological and operational challenges, needs for additional capital, changes in consumer preferences, risks associated with: market acceptance and technological changes; dependence on manufacturing and material supplies providers; international operations; and competition.

CONTACT
For further information please contact: 1-604-255-5005, www.naturallyadvanced.com
CEO, Ken Barker, KEN@NATURALLYADVANCED.COM
Chairman, Jerry Kroll, JK@NATURALLYADVANCED.COM
Investor Relations, Brian Gusko, IR@NATURALLYADVANCED.COM,